Exhibit 99.1

Nanosphere Announces Record Q3 2015 Results
NORTHBROOK, IL - November 9, 2015 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial and operating results for the third quarter ended September 30, 2015.
Nanosphere achieved record revenues for the third quarter of 2015 of $4.9 million compared to $3.7 million in the third quarter of 2014. This 33% year-over-year revenue growth for the quarter ended September 30, 2015 was driven by our expanding customer base and associated infectious disease microbiology test revenue, which grew more than 69% over Q3 2014. The Company also confirmed full year revenue guidance for 2015 of $18-20 million.
“We are pleased to report another consecutive quarter of record revenue. Our continued progress is driven by a clear focus on execution and continued adoption of our Verigene system and its expanding menu though our U.S. customer base. In addition, we continue to make significant progress on our next generation Verigene Flex System and expect to start clinical trials at year end,” said Michael McGarrity, Nanosphere’s president and chief executive officer.
Gross margins were 20% in the three months ended September 30, 2015 compared to 36% in the same period of 2014. This decrease of 16% is due to an increase to our warranty and inventory reserves of $0.5 million due to recent experience, and additional expense of $0.25 million related to leased evaluation equipment held at customer locations.
Net of these non-cash accounting adjustments, gross margin for the three months ended September 30, 2015 was 36%, and flat when compared with the same period in 2014.

Sales, general and administrative expenses in the third quarter of 2015 increased to $5.4 million from $5.1 million in the prior year period. Research and development expenses decreased to $3.5 million in the third quarter of 2015 as compared to $5.5 million in the third quarter of 2014 due to the timing of clinical studies.

Net loss for the third quarter of 2015 was $8.8 million, as compared to $9.6 million in the third quarter of 2014.

Cash at September 30, 2015 was $16.3 million, with $4 million of this being restricted cash. Cash used in operations during the quarter ended September 30, 2015 was $6.9 million, compared to $7.7 million for the same period in 2014 due to a lower net operating loss.

Conference Call & Webcast
Monday November 9, 2015 @ 5:00pm Eastern Time/2:00pm Pacific Time

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Webcast:	www.nanosphere.us/investors
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Passcode:	4264751
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Farzana Moinuddin
Interim Chief Financial Officer
Nanosphere, Inc.
847-400-9000
fmoinuddin@nanosphere.us

Michael Rice
Founding Partner
LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product sales	$4,888	$3,688	$14,224	$9,643
Total revenue	4,888	3,688	14,224	9,643
Costs and expenses:
Cost of sales	3,931	2,361	8,801	6,053
Research and development	3,467	5,534	11,576	14,705
Sales, general, and administrative	5,409	5,054	16,240	17,436
Restructuring costs	—	—	513	—
Total costs and expenses	12,807	12,949	37,130	38,194
Loss from operations	(7,919)	(9,261)	(22,906)	(28,551)
Other income (expense):
Interest expense	(880)	(341)	(2,022)	(1,072)
Other income	1	—	3	5
Total other expense	(879)	(341)	(2,019)	(1,067)
Net, and comprehensive loss	$(8,798)	$(9,602)	$(24,925)	$(29,618)

Deemed dividend on convertible preferred stock, due to beneficial conversion feature	$(1,133)	$—	$(6,936)	$—
Loss attributable to common shareholders	$(9,931)	$(9,602)	$(31,861)	$(29,618)

Net loss per common share - basic and diluted	$(1.31)	$(2.52)	$(4.81)	$(7.77)
Weighted average number of common shares outstanding - basic and diluted	7,595	3,815	6,623	3,813

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$12,339	$21,053
Restricted cash	4,000	—
Accounts receivable - net of allowance for doubtful accounts	3,314	4,292
Inventories	6,775	9,387
Other current assets	298	380
Total current assets	26,726	35,112
Property and equipment - net of accumulated depreciation	8,413	5,072
Intangible Assets - net of accumulated amortization	1,905	2,080
Other Assets	75	75
Total assets	$37,119	$42,339
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,383	$1,827
Accrued compensation	1,592	943
Other current liabilities	3,234	3,173
Debt - net	15,474	9,716
Total current liabilities	22,683	15,659
Total liabilities	22,683	15,659
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized;
Series A: no shares issued and outstanding as of September 30, 2015, and December 31, 2014, respectively	—	—
Series B: no shares issued and outstanding as of September 30, 2015, and December 31, 2014, respectively	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 8,233,652 shares and 5,866,318 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	82	59
Additional paid-in capital	461,185	448,527
Accumulated deficit	(446,831)	(421,906)
Total stockholders’ equity	14,436	26,680
Total liabilities and stockholders' equity	$37,119	$42,339